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                                                                    Exhibit 99.1
                            [NEENAH FOUNDRY GRAPHIC]

FOR IMMEDIATE RELEASE                                CONTACT: WILLIAM BARRETT

                                                              President & CEO

                                                              (920) 725-7000

NEENAH FOUNDRY COMPANY ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR 11% SENIOR SECURED NOTES DUE 2010

NEENAH, WI - OCTOBER 10, 2006

     Neenah Foundry Company ("Neenah" or the "Company") announced today that it has launched a cash tender offer and consent solicitation with respect to its outstanding $133.13 million in aggregate principal amount of 11% Senior Secured Notes due 2010 (the "Notes").

TERMS OF THE TENDER OFFER AND CONSENT SOLICITATION

     The tender offer and consent solicitation are being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated October 10, 2006 and the related Consent and Letter of Transmittal (collectively, the "Tender Offer Documents"). The total consideration for the Notes tendered and accepted for purchase pursuant to the tender offer will be determined as specified in the Tender Offer Documents, on the basis of a yield to the first redemption date under the indenture governing the Notes equal to the sum of (i) the yield (based on the bid side price) of the 4.00% U.S. Treasury Note due September 30, 2007, as calculated by Credit Suisse Securities (USA) LLC in accordance with standard market practice on the Price Determination Date, as described in the Tender Offer Documents, plus (ii) a fixed spread of 50 basis points. Neenah will pay accrued and unpaid interest up to, but not including, the payment date. Each holder who validly tenders its Notes and delivers consents to the Proposed Amendments (as defined below) prior to 5:00 p.m., New York City time, on October 23, 2006 (the "Consent Date") shall be entitled to a consent payment (the "Consent Payment"), which is included in the total consideration above, of $30 for each $1,000 principal amount of Notes tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer. Holders who validly tender their Notes after the Consent Date are entitled to receive the total consideration less the Consent Payment.

     The tender offer will expire at 5:00 p.m., New York City time, on November 7, 2006, unless extended or earlier terminated. Payments of the tender consideration for the Notes validly tendered and not withdrawn on or prior to the expiration date and accepted for purchase will be made pursuant to the Tender Offer Documents.
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     In connection with the tender offer, Neenah is soliciting the consents of the holders of the Notes to proposed amendments to the indenture governing the Notes and to related collateral documents (the "Proposed Amendments"). The primary purpose of the consent solicitation and Proposed Amendments is to eliminate substantially all of the covenants and certain events of default in the indenture and the Notes and amend the indenture and certain related documents to subordinate the liens securing the Notes to liens securing certain new debt in addition to the liens to which the liens securing the Notes are already subordinated. In order for the Proposed Amendments to be effective, holders of a majority in aggregate principal amount of the Notes must consent to the Proposed Amendments. Holders of the Notes may not tender their Notes without delivering the related consents.

     The consummation of the tender offer is conditioned upon, among other things, (i) the consummation of a debt offering and the closing of a new revolving credit facility and the availability of funds therefrom to pay the tender offer consideration described above, and (ii) receipt of the consent of the holders of a majority in aggregate principal amount of the Notes to the Proposed Amendments. If any of the conditions are not satisfied, Neenah may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer. Full details of the terms and conditions of the tender offer are included in the Tender Offer Documents.

     Credit Suisse Securities (USA) LLC and Banc of America Securities LLC will act as Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 538-0652 and Banc of America Securities LLC at (888) 292-0070 (toll-free) or at (704) 388-9217.

     Morrow & Co., Inc. will act as the Information Agent for the tender offer and consent solicitation. Requests for documents related to the tender offer and consent solicitation may be directed to Morrow & Co., Inc. at (203) 658-9400 (for brokers and banks) or (800) 607-0088 (for all others).

     This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.


ABOUT NEENAH FOUNDRY COMPANY

     Neenah Foundry Company manufactures and markets a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the
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industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products.

FORWARD-LOOKING STATEMENTS

     This press release may be viewed to contain forward-looking statements. These statements are based on Neenah Foundry Company's current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The Company can give no assurance that its expectations will prove to be correct. Factors that could cause the Company's results and other developments to differ materially from current expectations include material disruptions to major industries served by the Company; developments affecting the valuation or prospects of the casting and forging industries generally or the Company in particular; and other factors described or referenced in the Company's Form 10-K for the year ended September 30, 2005 or subsequent SEC filings. Unless required by law, the Company does not undertake any obligation to update any of its forward-looking statements.